Exhibit 10.2
ABINGTON BANK AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective as of January 25, 2011)

TABLE OF CONTENTS

ARTICLE I — DEFINITIONS

1.1 Beneficiary	1
1.2 Change in Control	1
1.3 Compensation	1
1.4 Employer	2
1.5 Participant	2
1.6 Plan	2
1.7 Plan Committee	2
1.8 Retirement Date	2
1.9 Separation from Service	2

ARTICLE II — ELIGIBILITY AND PARTICIPATION

2.1 Conditions of Eligibility	2
2.2 Commencement of Participation	2
2.3 Additional Compensation	3

ARTICLE III — RETIREMENT BENEFITS

3.1 Retirement Benefit	3
3.2 Determination of Retirement Benefit	3
3.3 Payment of Retirement Benefits	3
3.4 Change in Control Benefit	3

ARTICLE IV — DEATH BENEFITS

4.1 Participant’s Death Following Retirement	3
4.2 Participant’s Death Prior to Retirement	4
4.3 Death of Beneficiary	4

ARTICLE V — PLAN ADMINISTRATION

5.1 Plan Committee	4
5.2 Claim	4
5.3 Denial of Claim	4
5.4 Review of Claim	5
5.5 Final Decision	5

ARTICLE VI — PARTICIPANT’S RIGHTS

6.1 Participant’s Rights	5
6.2 Spendthrift Provision	5
6.3 Plan Not An Employment Agreement	5
6.4 Protective Provisions	5

ARTICLE VII — MISCELLANEOUS

7.1 Termination of Plan	6
7.2 Inurement	6
7.3 Amendments and Modifications	7
7.4 Governing Law	7

ABINGTON BANK AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Abington Savings Bank, doing business as Abington Bank (the “Bank”), previously entered into a certain Supplemental Executive Retirement Plan originally effective as of October 16, 2002 (the “Prior SERP”). The Prior SERP was subsequently amended and restated effective as of November 28, 2007 (the “Amended SERP”), in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the final regulations issued thereunder, with none of the benefits payable under the Amended SERP to be deemed grandfathered for purposes of Section 409A of the Code. The Amended SERP is now being amended and restated again effective as of January 25, 2011 (as amended and restated, the “Restated SERP”), in order to make certain clarifying changes and to add certain provisions that shall apply in the event of a change in control of Abington Bank or Abington Bancorp, Inc. (the “Company”). This Restated SERP is designed to comply with and shall at all times be construed consistent with Section 409A of the Code and the regulations promulgated thereunder.
The purpose of the Restated SERP is to provide those officers of the Bank who are listed in Appendix A, which is attached hereto, with supplemental retirement benefits in order to provide them with a reasonable level of retirement income which will assist them in maintaining an appropriate standard of living in retirement. The Restated SERP is also intended to encourage and induce the participating officers to remain in the Bank’s employ until they attain the retirement age of 65.
ARTICLE I — DEFINITIONS
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:
1.1 Beneficiary. A person or entity designated in accordance with Article IV of this Restated SERP to receive benefits upon the death of a Participant.
1.2 Change in Control. Change in Control shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.
1.3 Compensation. The average of a Participant’s base compensation for the highest three (3) calendar years during the ten (10) full calendar years immediately preceding the Participant’s Separation from Service or Change in Control, as applicable (excluding bonus, commissions, if any, and expense allowances), without reduction for compensation deferred pursuant to any retirement plan (qualified or non-qualified) maintained by the Employer.

1.4 Employer. For purposes of this Restated SERP, the Employer is Abington Bank, a Pennsylvania chartered savings bank.
1.5 Participant. An employee of the Employer who is eligible to participate in the Restated SERP and approved by the Board of Directors of the Employer and who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.
1.7 Plan Committee. A committee of not less than three members of the Board of Directors of the Employer, which shall be appointed by the Board of Directors of the Employer to administer this Restated SERP.
1.6 Restated SERP. This Supplemental Executive Retirement Plan as adopted by the Employer and as may be hereafter amended from time to time.
1.8 Retirement Date. The date on which a Participant reaches sixty-five (65) years of age.
1.9 Separation from Service. “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.
ARTICLE II — ELIGIBILITY AND PARTICIPATION
2.1 Conditions of Eligibility. Eligibility to become a Participant in this Restated SERP will be determined by the Board of Directors of the Employer. Such determination shall be conclusive and binding upon all persons.
2.2 Commencement of Participation. The Employer or the Plan Committee shall notify each employee who is eligible to participate in the Restated SERP of his eligibility to participate in this Restated SERP. Eligible employees shall become Participants in this Restated SERP as of the effective date of the Prior Plan or upon becoming eligible to participate in the Amended SERP or this Restated SERP, as the case may be. Each employee who becomes a Participant in this Restated SERP shall complete such forms as are reasonably required by the Plan Committee for participation hereunder.

2.3 Additional Compensation. A Participant shall receive the benefits provided for herein in addition to any compensation paid to or benefits provided to the Participant. Except as otherwise provided herein, nothing in this Restated SERP shall be construed as limiting, varying or reducing any provision or benefit to a Participant, a Participant’s estate or Beneficiaries pursuant to any employment agreement, any retirement plan, including any qualified pension or profit sharing plan, any health, disability or life insurance policies or any other agreement between the Employer and the Participant.
ARTICLE III — RETIREMENT BENEFITS
3.1 Retirement Benefit. If a Participant has a Separation from Service on or after the Retirement Date, the Employer will pay to the Participant an annual retirement benefit (“Retirement Benefit”), determined pursuant to Section 3.2 hereof, payable pursuant to the provisions of Section 3.3 hereof, for ten (10) consecutive years.
3.2 Determination of Retirement Benefit. A Participant’s annual Retirement Benefit shall be an amount, determined as of such Participant’s Retirement Date, equal to fifty (50%) percent of the Participant’s Compensation.
3.3 Payment of Retirement Benefits. The Retirement Benefit payable to a Participant upon such Participant’s Separation from Service, pursuant to the provisions of Section 3.1 hereof, shall be payable in the form of equal quarterly installment payments (“Quarterly Payments”) for ten (10) consecutive years beginning on the first day of the first full calendar quarter following the lapse of six months after a Participant’s Separation from Service. All subsequent Quarterly Payments shall be paid on the first day of each subsequent calendar quarter.
3.4 Change in Control Benefit. Upon the occurrence of a Change in Control, a Participant will become one hundred percent (100%) vested in all amounts then accrued for his benefit under the Restated SERP as of the date of such Change in Control (the “Vested Benefit”). If a Participant has a Separation from Service within two (2) years after a Change in Control, the Employer will pay to the Participant the Vested Benefit in a single lump sum cash payment, as such amount may be increased during the period commencing on the date of the Change in Control and ending on the date of the Separation from Service based on the Participant’s Compensation, with such payment to be made on the first day of the month following the lapse of six months after the Participant’s Separation from Service.
ARTICLE IV — DEATH BENEFITS
4.1 Participant’s Death Following Retirement. If a Participant dies following a Separation from Service and while receiving a Retirement Benefit, but prior to the payment of forty (40) Quarterly Payments, the Employer shall pay to the Beneficiary or Beneficiaries designated in writing by such Participant (or to the Participant’s estate if the Participant fails to so designate a Beneficiary or Beneficiaries) the remaining retirement benefits until the Participant and such Beneficiary or Beneficiaries or estate have received a total of forty (40) Quarterly Payments.

4.2 Participant’s Death Prior to Retirement. If a Participant dies after age sixty-five (65) but prior to a Separation from Service with the Employer, the Employer shall pay to the Beneficiary or Beneficiaries designated in writing by such Participant (or to the Participant’s estate if the Participant fails to so designate a Beneficiary or Beneficiaries) the Retirement Benefit provided for in Section 3.1. For purposes hereof, the date of death shall be deemed the date of the Participant’s retirement. The Retirement Benefits shall be payable in the form of equal quarterly installment payments for ten (10) consecutive years beginning with the first day of the first full quarter following the Participant’s death. If a Participant dies while employed by the Employer prior to age sixty-five (65), the Employer shall pay the present value of the aggregate retirement benefit accrued by the Employer as of the date of the Participant’s death to the Beneficiary or Beneficiaries designated in writing by the Participant (or to the Participant’s estate if the Participant fails to so designate a Beneficiary or Beneficiaries), with such lump sum payment to be made within seventy-five (75) days of such death.
4.3 Death of Beneficiary. In the event of the death of a Beneficiary who is receiving a Retirement Benefit in installments pursuant to Section 4.1 or 4.2, the remaining benefit to which such Beneficiary was entitled at the time of such Beneficiary’s death shall continue to be payable to the beneficiary or beneficiaries, designated in writing by such Beneficiary, on a form to be submitted by such Beneficiary to the Plan Committee (or to the Beneficiary’s estate if the Beneficiary fails to so designate a beneficiary or beneficiaries).
ARTICLE V — PLAN ADMINISTRATION
5.1 Plan Committee. This Restated SERP and all matters related hereto shall be administered by the Plan Committee. The Plan Committee will interpret the provisions of this Restated SERP and shall determine all questions arising in the administration, eligibility, interpretation and application of this Restated SERP. Any such determination by the Plan Committee shall be conclusive and binding on all persons and shall be consistently and uniformly applied to all persons similarly situated. The Plan Committee shall engage the services of such independent actuaries and administrative personnel as it deems appropriate to administer the Restated SERP.
5.2 Claim. Any person claiming a benefit, requesting an interpretation or ruling under this Restated SERP, or requesting information under the Restated SERP shall present the request, in writing, to the Plan Committee, which shall respond in writing as soon as practicable.
5.3 Denial of Claim. If the claim or request is denied, the written notice of denial shall state the reason for denial, with specific reference to the Restated SERP provisions on which the denial is based and a description of any additional material or information required.

5.4 Review of Claim. Any person whose claim or request is denied or who has not received a response within 90 days may (within 60 days thereafter) request review by notice given in writing to the Plan Committee. Such request for review must state the specific reasons, including any Restated SERP provisions, upon which such request for review is based. The claim or request shall be reviewed by the Plan Committee.
5.5 Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required, the claimant shall be notified within 60 days and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant Restated SERP provisions. All decisions on review shall be final and bind all parties concerned.
ARTICLE VI — PARTICIPANT’S RIGHTS
6.1 Participant’s Rights. The rights of a Participant or a Participant’s Beneficiaries to benefits under this Restated SERP shall be solely those of an unsecured creditor of the Employer. Any insurance policy or other asset acquired or held by, or on behalf of, the Employer or funds allocated by the Employer in connection with the liabilities assumed by the Employer pursuant to this Restated SERP shall not be deemed to be held under any trust for the benefit of a Participant or Participant’s Beneficiaries or to be security for the performance of the Employer’s obligations pursuant hereto, but shall be and remain a general asset of the Employer.
6.2 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferrable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferrable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
6.3 Restated SERP Not An Employment Agreement. This Restated SERP shall not be deemed to constitute an employment agreement between the parties hereto nor shall any provision hereof restrict the right of the Employer to discharge a Participant as an employee of the Employer or restrict a Participant’s right to terminate his employment.
6.4 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer. If a Participant makes any material misstatement of information or nondisclosure of medical history, then a Participant shall not be considered as having been a Participant in the Restated SERP.

ARTICLE VII — MISCELLANEOUS
7.1 Termination of Restated SERP. The Employer, upon written notice to a Participant, shall have the right, at any time, to terminate this Restated SERP; provided, however, that if a termination of the Restated SERP occurs following a Change in Control, then no such termination shall adversely affect the rights of a Participant to his Vested Benefit. Such termination shall become effective when authorized by the Board of Directors of the Employer and written notice is given to a Participant. Upon termination of this Restated SERP, except as set forth below, (1) those Participants then receiving Retirement Benefits pursuant to the provisions of Article III, (2) those Beneficiaries receiving benefits pursuant to the provisions of Article IV, and (3) those Participants entitled to receive a Vested Benefit following a Change in Control pursuant to Section 3.4 of the Restated SERP shall have a continued right to receive such benefits in accordance with this Restated SERP. Other Participants who are not then receiving Retirement Benefits will not be entitled to any benefits pursuant to this Restated SERP. Notwithstanding the foregoing, the Employer may, in its discretion, elect to irrevocably terminate this Restated SERP within the 30 days preceding a Change in Control and accelerate the payment of benefits under this Restated SERP, provided that each of the following conditions are satisfied: (1) all arrangements sponsored by the Company or the Bank and any successors immediately following the Change in Control that would be aggregated with the Restated SERP under Treasury Regulation §1.409A-1(c)(2) are also irrevocably terminated with respect to each participant that experienced the Change in Control event, (2) each Participant or beneficiary who is in the process of receiving payments of his or her retirement benefits under Section III above shall receive all remaining unpaid installments in a lump sum payment within 30 days following the date of termination of this Restated SERP, (3) each Participant who is still employed by the Employer as of the date of termination of this Restated SERP and who has reached his or her Retirement Date shall receive his or her Retirement Benefits in a lump sum payment within 30 days following the date of termination of this Restated SERP, with the lump sum payment to be discounted to present value using 120% of the applicable federal rate determined under Section 1274(d) of the Code for the month in which the lump sum payment is made, (4) each Participant who is still employed by the Employer as of the date of termination of this Restated SERP and who has not yet reached his or her Retirement Date shall receive his or her Vested Benefit in a lump sum payment within 30 days following the date of termination of this Restated SERP, (5) all participants under the other aggregated arrangements which are required to also be terminated shall receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate this Restated SERP and the other aggregated arrangements is taken, and (6) any other requirements imposed by Treasury Regulation §1.409A-3(j)(4)(ix) shall also be satisfied.
7.2 Inurement. This Restated SERP shall be binding upon and shall inure to the benefit of the Employer and each Participant hereunder and their respective heirs, executors, administrators, successors and assigns.

7.3 Amendments and Modifications. This Restated SERP may be changed or altered by a written instrument signed by the Employer and shall become effective upon written notification to the Participants; provided, however, that following a Change in Control, no such amendment shall adversely affect the rights of a Participant to his or her Retirement Benefits or Vested Benefit as of the date of such amendment.
7.4 Governing Law. This Restated SERP is made pursuant to, and shall be governed by, the laws of the Commonwealth of Pennsylvania, in all respects, including matters of construction, validity and performance.
[signature page follows]

IN WITNESS WHEREOF, the Employer has adopted this Restated SERP as of the day and year first written above.

ABINGTON BANK

By:	/s/ Robert J. Pannepacker Sr.
Robert J. Pannepacker Sr.
Chairman, Compensation Committee

Appendix A
To the Abington Bank
Amended and Restated Supplemental Executive Retirement Plan
Effective Date : October 16, 2002, subsequently
amended and restated as of November 28, 2007, and
further amended and restated effective as of January 1, 2011
1.	Robert W. White

2.	Thomas J. Wasekanes

3.	Jack J. Sandoski

4.	Frank Kovalcheck

A-1